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                                                                  EXHIBIT 99 (a)


         DELPHI ANNOUNCES GLOBAL RESTRUCTURING ACTIONS TO REDUCE COSTS,
                    ALIGN CAPACITY AND STREAMLINE STRUCTURE

     RESTRUCTURING PLAN INCLUDES CHARGE AGAINST FIRST-QUARTER 2001 EARNINGS

         TROY, MICH. - As a result of uncertain automotive industry production volumes and the decision to more rapidly implement Delphi's long-term portfolio plans, Delphi Automotive Systems Corporation (NYSE: DPH) officials today confirmed intentions to sell, close or consolidate nine plants, downsize the workforce at more than 40 other facilities plus exit selected products. The restructuring plan will ultimately reduce worldwide employment by approximately 11,500 positions. The plan includes exiting approximately $900 million of the company's businesses previously said to be under portfolio review. Delphi plans to take a charge against first quarter 2001 earnings of $400 million after taxes to speed moves designed to strengthen its competitive position and further enhance shareholder value.

         "This restructuring is necessary to strengthen Delphi both in the uncertain near-term environment and to compete and prosper for the long-term," said J.T. Battenberg III, Delphi chairman, CEO and president.

         "Delphi is a company of talented, technically knowledgeable and skilled people, and that makes these restructuring actions especially difficult," said Battenberg. "However, these actions are consistent with Delphi's long-term plan and our track record of responding quickly to industry changes to ensure that the company has a healthy, growing and secure future. Where possible we will utilize attrition, special separation programs or other voluntary means to reduce worldwide employment."

         Battenberg and Alan S. Dawes, Delphi executive vice president and chief financial officer, will outline details of the restructuring plans during a conference call with investors, analysts and news media on Thursday, March 29, 2001 at 9:00 a.m. ET. The conference call will be simultaneously webcast on the investor relations section of www.delphiauto.com.

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Restructuring Actions

         Dawes said that under the restructuring program Delphi intends to accelerate actions to exit selected under-performing and non-core product lines or consolidate manufacturing or staff operations at more than 40 sites throughout the company.

         These steps include the elimination of approximately 11,500 positions worldwide (five percent of global workforce; 5,600 or 10 percent of U.S. hourly employees; 2,000 or 11 percent of U.S. salaried employees; 3,900 employees in non-U.S. locations) through several employee separation programs included in the charge.

         Delphi is in various stages of the consolidation, closure, sale, or negotiations process at the following locations, to be included in the restructuring (some previously announced during Q1, 2001):

- Ande, France                              - Fort Defiance, Arizona, USA
- Betim, Minas Gerais, Brazil               - Piracicaba, Brazil
- Bochum, Germany                           - Robertsdale, Alabama, USA
- Casoli, Italy                             - Saginaw, Michigan, USA, Plant #2
                                            - Southampton, UK

         Employees at other impacted Delphi locations are being informed of capacity reduction activities including closure or exit of selected product lines. Employees affected around the world will leave the company using a mixture of voluntary separation programs, early retirements, social plan programs, layoffs and attrition.

         "During the first quarter we announced the intention to sell, close or consolidate several plant locations," said Dawes. "We anticipate completing all the actions discussed today in the next 12 months, and we expect to begin to realize the benefit of these actions in 2001 and in even greater measure in 2002."

Portfolio Restructuring

         Delphi previously announced plans to review businesses representing sales of $4 billion to $5 billion for portfolio actions in the 2001 calendar year, including potential closure, sale, partnership or other resolution.

         "These actions address approximately $900 million of the previously announced business lines under portfolio review. The restructuring also favorably impacts future earnings performance for an additional $700 million of ongoing business lines," said Dawes.

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        "Clearly, in the current environment we have focused more on the businesses that we plan to exit or sell and we expect to complete these actions quickly. In addition, we remain actively engaged in a total portfolio review and expect to resolve the status of the remaining businesses this year," said Dawes. "We have already announced plans to offer our global LiteFlex composite spring business for sale and are evaluating other business line sale alternatives."

         "We remain absolutely committed to the business strategy we outlined previously. We will execute our base business plan and accelerate our portfolio shift toward high-tech electronic and electrically enhanced mechanical products. Our recent announcement to acquire the Vehicle Switch/Electronics Division of Eaton Corporation for approximately $300 million demonstrates that, while we are resolving issues in our non-core operations, we are acquiring and growing strategic business lines," Dawes said.

         "We believe these closings, sales, consolidations and workforce reductions, when combined with other portfolio actions and planned investments to strengthen our strategic products, will enable Delphi to enhance our market posture and improve customer satisfaction," he said.

Other Initiatives

        Separately, Delphi has also been implementing numerous productivity improvements and streamlining activities designed to reduce burden and improve processes. Similar initiatives will continue during the next 12 months including:

- Continued consolidation of divisional and regional headquarters staffs and facilities, rationalization of existing facilities into low-cost regions where possible, and eliminating support infrastructure;
- Continued aggressive use of shared service models for support functions;
- Utilizing web-based systems for procurement, logistics and inventory management to obtain greater savings in inventory and production support; and
- Eliminating warehouses and other inventory storage and distribution points for greater value chain efficiency.

         "Reducing selling, general and administrative (SG&A) costs is a major focus. We expect our Q1 costs to be below $400 million, and we will continue to drive these costs lower as revenues remain weak," said Dawes.

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Q1 2001 Outlook

         Reflecting weaker than expected vehicle manufacturer orders, lower mix content per vehicle and soft U.S. aftermarket sales, Dawes said the company expects Q1 2001 revenues to be in the $6.4 billion to $6.5 billion range or about $100 million to $150 million below the levels expected in January 2001. This estimate is 18 percent below Q1 2000 revenues of $7.8 billion. As a consequence of these factors as well as the negative impact of uneven order flow from customer vehicle assembly plants, Dawes indicated he expects Q1 earnings, excluding the impact of the Q1 restructuring charge, to range between a net loss of $50 million and breakeven.

         "Every week of this quarter we have made reductions to output in an effort to match customer order flow. Since December 2000, we have implemented short-term layoffs of 4,000 - 7,000 employees weekly in the United States. We have reduced our workforce in Mexico by more than 7,600. We have reduced worldwide contract employee positions by more than 15 percent. We have restructured headquarters operations in South America, Europe, Asia Pacific and the United States. We have dramatically reduced discretionary spending. However, unstable order flow has prevented us from reducing enough of our costs to remain at previous levels of profitability," said Dawes.

        "We are gratified to see some vehicle manufacturers' actions to better level schedules, which should help our performance in the second quarter. However, we clearly cannot operate this close to our breakeven point. We believe it is now time to take sustained action to permanently reduce capacity and adjust our company infrastructure accordingly," said Dawes.

        In line with the lower revenue and earnings outlook, Delphi expects operating cash flow in the quarter to range from $20 million to $70 million.

Q2 2001 and Longer-Term Outlook

        "We see some scheduled down weeks in April," said Dawes. "May and June look more solid, such that we expect down-time related inefficiencies will have less of an impact in the second quarter.

         "Stronger schedules combined with our cost reduction actions indicate a return to our historic earnings-to-revenue relationship. Specifically, we anticipate revenue of $6.8 billion to $6.9 billion and earnings of $160 million to $200 million in the second quarter."

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         Dawes stated that Q2 operating cash flow is expected in the $300 million to $400 million range before the impact of any restructuring related separation costs. He said details on the outlook for the second quarter, including the expected level of cash used for separation payments, will be covered in Delphi's Q1 earnings materials on April 19, 2001.

         "We believe this restructuring will improve our long-term earnings power by reducing our breakeven point, enabling us to implement structural cost reductions that begin to have some impact later this year and grow in 2002 and 2003. By late 2003, we expect this charge to lift our ongoing cash earning power by over $300 million annually. Implementing these closures, reductions and consolidation activities should enable Delphi to move quickly to regain momentum toward our previously stated profitability and return on capital targets," said Dawes. "We remain optimistic that we will experience improved sales in the latter half of 2001, but expect Delphi's short-term performance to continue to be negatively impacted by unstable and declining orders," said Dawes.

        "The actions outlined today should improve our ability to rebound decisively in more favorable automotive market conditions," he said.

About Delphi

        For more information about Delphi Automotive Systems visit Delphi's Virtual Press Room at www.delphiauto.com/vpr.

Forward Looking Statements

         The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by us or on our behalf. All statements contained or incorporated in this release which address operating performance, events or developments that we expect or anticipate may occur in the future, including statements relating to volume growth, awarded sales contracts and earnings per share growth or statements expressing general optimism about future operating results, are forward-looking statements. Principal important factors, risks and uncertainties which may cause actual results to differ from those expressed in our forward-looking statements are: our ability to increase non-GM sales and achieve the labor benefits expected from our separation from GM, potential increases in our warranty costs, our ability to successfully implement our global restructuring plan, changes in the economic conditions or political environment in the markets in which we operate, financial or market declines of our customers or significant business partners, labor disruptions or material shortages, the level of competition in the automotive industry, significant downturns in the automobile production rate, costs relating to legal and administrative proceedings, changes in laws or regulations pertaining to the automotive industry, our ability to realize costs savings expected to offset price reductions, our ability to make pension and other post-retirement payments at levels anticipated by management, our ability to successfully exit non-performing businesses and absorb contingent liabilities related to divestitures, our ability to complete and integrate acquisitions, changes in technology and technological risks, our ability to protect and assert patent and other intellectual property rights, and other factors, risks and uncertainties discussed in our annual report on Form 10-K for the fiscal year ended December 31, 2000 and other filings with the Securities and Exchange Commission. Delphi does not intend or assume any obligation to update any of these forward-looking statements.











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